Exhibit 10.31

May 14, 2002

Andrew Nash

924 Towlston Road

McLean, VA 22102

Dear Andrew:

BroadVision, Inc. ("BroadVision" or "the Company") is pleased to confirm its offer to you of the position of Executive Vice President and Chief Operating Officer within the Executive Team at BroadVision, effective May 14, 2002.  We are extremely pleased to have you join as a new BroadVision executive and look forward to the challenges and successes in our path.  Your leadership, past successes and style demonstrated throughout the recruitment process will allow us to achieve new and far-reaching dimensions to our business and Worldwide Organization.  As Executive Vice President and Chief Operating Officer reporting directly Chief Executive Officer of the Company, you will lead the Worldwide Sales, Business Development, Marketing and Professional Services organizations.

The following outlines the terms of our employment offer to you (the "Agreement").

Compensation and Benefits

Your starting Base Salary will be $29,166.66 per month ($350,000.00 per year), paid on a semi-monthly basis and subject to standard deductions and withholding.  [If the Company achieves its revenues targets as stated in its business plan, you will be eligible for an annual bonus of sixty percent (60%) of your Base Salary, payable as soon as it can be determined that such revenue targets have been met and subject to standard deductions and withholding.]  You will receive a signing bonus of $50,000 $12,500 increments over the next four (4) quarters.  You also will be eligible for salary and stock adjustments at the next annual review, although no increases are assured.  Your salary will not be reduced unless by mutual agreement.

You will be eligible for the standard BroadVision employee benefits which include: medical, dental, vision, and prescription package, long-term disability insurance, group life insurance, participation in our 401(k) Savings Plan, participation in the Employee Stock Purchase Plan (ESPP), and two weeks accrued vacation per year (vacation accrued according to length of service).

While BroadVision pays for the majority of your medical insurance, should you choose to participate in the plan, your financial contribution currently will be approximately 10% of your monthly insurance premium, depending on your benefit selection.  Benefits start the first of the calendar month after your date of hire.  You should also note that BroadVision may modify salaries and benefits from time to time as it deems necessary.

Relocation

You will be eligible for a relocation package as described in Exhibits C and D.

Stock Option

In addition to the above, you will be recommended to a grant of an option to purchase 3,375,000 shares of BroadVision common stock at a fair market value to be determined at the next meeting of the option committee.  The Option will be an incentive stock option to the extent permitted by law, the remaining portion of the Option will be a nonstatutory stock option.  The options vest over four years based on your continued service with BroadVision: twenty-five percent (25%) of the shares will vest after the first year of employment and the balance over the remaining three years on a monthly basis (2.083% of the original grant amount per month).  The Option will be subject to the terms and conditions of the BroadVision stock option plan and the form of stock option agreement pursuant to which the Option is granted.

Involuntary Termination Without Cause

In the event your employment with BroadVision is terminated due to an Involuntary Termination Without Cause (as defined below) at any time, you agree to provide consulting services to BroadVision pursuant to the Consulting Terms set forth in Exhibit A, and on the Separation Date (as defined in Exhibit A) to execute a general release substantially in the form attached hereto as Exhibit B (the "Release").  On the eighth day after you execute the Release, provided you have not revoked the Release, you will be paid that portion of your bonus under the Variable Compensation Plan which would have been earned, and become due and payable, had you been employed for the entire quarter during which the Separation Date occurs.

Change of Control

In addition to the foregoing, in the event your employment with BroadVision is terminated by reason of an Involuntary Termination Without Cause or a Voluntary Termination for Good Reason (as defined below) within thirteen (13) months following a Change of Control (as defined below), and subject to your valid execution of the Release, fifty percent (50%) of the unvested shares subject to your outstanding stock options and other stock awards granted to you by BroadVision will become vested and exercisable on the effective date of your termination of employment.

For purposes of this Agreement, Involuntary Termination Without Cause shall mean your dismissal or discharge for reasons other than Cause.  For this purpose, "Cause" means the

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occurrence of any one or more of the following: (i) your conviction of, or plea of no contest with respect to, any crime involving fraud, dishonesty or moral turpitude; (ii) your attempted commission of or participation in a fraud or act of dishonesty against BroadVision that results in (or might have reasonably resulted in) material harm to the business of BroadVision; (iii) your intentional, material violation of any contract or agreement between you and the Company or any statutory duty you owe to BroadVision; (iv) your conduct that constitutes gross misconduct, insubordination, incompetence or habitual neglect of duties that results in (or might have reasonably resulted in) material harm to the business of BroadVision; and (v) persistent unsatisfactory performance of your job duties; provided, however, that the action or conduct described in clause (iii), (iv) and (v) above will constitute "Cause" only if such action or conduct has not been cured by you following BroadVision's written notice thereof and fifteen (15) days to cure the same.

For purposes of this Agreement, Voluntary Termination for Good Reason shall mean your resignation resulting because one or more of the following are undertaken by the Company without your express written consent: (i) the assignment to you of any duties or responsibilities that results in a material diminution in your function, a material change in your title or a change in your reporting relationships, as in effect immediately prior to the effective date of the Change of Control; (ii) material reduction by the Company in your annual base salary, as in effect on the effective date of the Change of Control or as increased thereafter; (iii) any failure by the Company to continue in effect any benefit plan or program, including incentive plans or plans with respect to the receipt of securities of the Company, in which you were participating immediately prior to the effective date of the Change of Control (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company that would adversely affect your participation in or reduce your benefits under the Benefit Plans or deprive you of any fringe benefit that you enjoyed immediately prior to the effective date of the Change of Control; provided, however, that Good Reason shall not be deemed to have occurred if the Company provides for your participation in benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans; (iv) a relocation of your business office to a location more than thirty (30) miles from the location at which you performed your duties as of the effective date of the Change of Control, except for required travel by you on the Company's business to an extent substantially consistent with your business travel obligations prior to the effective date of the Change of Control; or (v) a material breach by the Company of any provision of any material agreement between you and the Company concerning the terms and conditions of your employment.

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For purposes of this Agreement, a Change of Control means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

                (1)           any person (within the meaning of Section 13(d) or 14(d) of the Exchange Act of 1934, as amended (the "Exchange Act") becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

                (2)           there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

                (3)           the stockholders of the Company approve or the Board of Directors approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur; or

                (4)           there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

Once a Change of Control has occurred for purposed of this Agreement, no future events will constitute a Change of Control for purposes of this Agreement.

Parachute Payments

If any payment or benefit you would receive pursuant to a Change of Control from BroadVision or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of

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Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount.  The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment not withstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by BroadVision for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations.  If the accounting firm so engaged by BroadVision is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, BroadVision shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  BroadVision shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to BroadVision and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by BroadVision or you) or such other time as requested by BroadVision or you.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish BroadVision and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon BroadVision and you.

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Amendment

This Agreement may be modified at any time by BroadVision; provided, however, that this Agreement may not be amended for thirteen (13) months following a Change of Control in a manner which reduces the amount of any benefit that may be provided upon on an Involuntary Termination Without Cause or a Voluntary Termination for Good Reason or adversely modifies the types of events that will constitute an Involuntary Termination Without Cause or a Voluntary Termination for Good Reason for purposes of this Agreement.

Other Provisions

As a BroadVision employee, you will be required to sign an acknowledgement that you have read and understand the company rules as described in the company handbook and intend to abide by these rules and regulations.  You will be expected to sign and comply with BroadVision's Proprietary Information and Inventions Agreement.  You will also be required to submit a Form I-9 and satisfactory documentation regarding your identification and right to work in the United States no later than three (3) days after your employment begins.

In your work for BroadVision, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by BroadVision.  During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto BroadVision premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You shall receive indemnification as a corporate officer of BroadVision to the maximum extent extended to the other officers of BroadVision.  You will be required to enter into the BroadVision's standard form of indemnification agreement, pursuant to which BroadVision agrees to advance any expenses for which indemnification is available to the extent allowed by applicable law ("Indemnification Agreement").

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You may terminate your employment with BroadVision at any time and for any reason whatsoever simply by notifying BroadVision.  Likewise, BroadVision may terminate your employment at any time, with or without cause or advance notice.  BroadVision requests that in the event of your resignation, you provide notice of your resignation two (2) weeks in advance.

This Agreement including its Exhibits, together with your stock option agreement(s), your Proprietary Information and Inventions Agreement, and your Indemnification Agreement, forms the complete and exclusive statement of your employment agreement with BroadVision.  It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by an officer of BroadVision.

If you wish to accept employment at BroadVision under the terms set out above and the Exhibits, please sign and date this letter, and return it to me by May 14, 2002.

I look forward to your favorable reply and to a productive and exciting working relationship.

Sincerely,

/s/ Pehong Chen
Pehong Chen
Chief Executive Officer, BroadVision, Inc.

Approved and Accepted by:

/s/ Andrew Nash	May 14, 2002
Signature	Date

###-##-####
Social Security Number

Exhibit A:	Consulting Terms
Exhibit B:	General Release
Exhibit C:	Summary of Relocation Package
Exhibit D:	Relocation Package Overview

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EXHBIT A

CONSULTING TERMS

As part of the Agreement, you agree that in the event of an Involuntary Termination Without Cause (as defined in the Agreement to which this Exhibit A is attached), you will serve as a consultant to BroadVision under the terms specified below.  The consulting relationship commences on the date your employment with BroadVision is terminated (the "Separation Date") and continues for one year from the Separation Date (the "Consulting Period").

                Consulting Services.  You agree to provide consulting services to BroadVision in any area of your expertise upon request by the Chief Executive Officer (the "CEO") of BroadVision.  During the Consulting Period, you will report directly to the CEO, or as otherwise specified by the CEO.  You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services.  You agree to make yourself available to perform such consulting services throughout the Consulting Period, up to a maximum of forty (40) hours per month.

                Consulting Fees and Benefits.

Consulting Fees.  Provided that you have signed and not revoked the general release set forth in Exhibit B to the Agreement, the Company will pay you as consulting fees $$29,166.66 per month (the "Consulting Fees") during the Consulting Period.

Taxes and Withholding.  BroadVision will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions.  BroadVision will issue you a Form 1099 with respect to your Consulting Fees.  You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify and hold harmless BroadVision from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to all compensation you receive pursuant to the consulting relationship described herein, with the exception of the employer's share of social security, if any.

Stock Options.  Your outstanding stock options (the "Options") will continue to vest during the Consulting Period in accordance with the terms and conditions of the stock option plan and stock option agreement(s) pursuant to which the Options were granted.  You will have three (3) months to exercise any vested portion of the Options following the end of the Consulting Period.  If the Options were incentive stock options under section 422 of the Internal Revenue Code of 1986, as amended, at the time of grant, such options will cease being incentive stock options to the extent such options are exercised more than three (3) months following your termination of employment with BroadVision.

Health Insurance.  As provided by the federal COBRA law and by BroadVision's current group health insurance policies, you will be eligible to continue your health insurance benefits at your own expense for up to eighteen (18) months following the Separation Date and, later, to convert to an individual policy if you wish.  On the Separation Date, you will be provided with a separate notice of your COBRA rights.

Other Compensation or Benefits.  You acknowledge that, except as expressly provided herein, you will not receive from BroadVision any additional compensation (including but not limited to salary or bonuses), severance or benefits after the Separation Date.

                Limitations on Authority.  You will have no responsibilities or authority as a consultant to BroadVision other than as provided above.  You agree not to represent or purport to represent BroadVision in any manner whatsoever to any third party unless authorized by BroadVision, in writing, to do so.

                Other Work Activities.  Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for BroadVision.  BroadVision will make reasonable arrangements to enable you to perform your work for BroadVision at such times and in such a manner so that it will not interfere with other activities in which you may engage.  In order to protect the trade secrets and confidential and proprietary information of BroadVision, you agree that, during the Consulting Period, you will notify BroadVision, in writing, before you obtain employment with a competitor of BroadVision, perform services for any business entity competitive with BroadVision, or engage in any other work activity that is competitive with BroadVision (collectively, "Competitive Activity").  If you engage in Competitive Activity without BroadVision's express written consent, BroadVision's obligation to pay you Consulting Fees will cease immediately, vesting of your Options will cease immediately, and the Consulting Period will end immediately.  BroadVision will not seek to recover any fees or benefits provided to you prior to your engagement in Competitive Activity.

[End of Exhibit A]

EXHIBIT B

GENERAL RELEASE

I understand that my position with BroadVision, Inc. (the "Company") terminated effective                                      ,                  (the "Separation Date").  The Company has conditioned its payment of Consultant Fees, and payment of a quarterly installment of my bonus under the Variable Compensation Plan, and accelerated vesting pursuant to the terms of the May 14, 2002, offer letter agreement (the "Agreement") between myself and the Company, and any agreements incorporated therein by reference, on my signing this Release.  I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration of the benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys' fees, damages, or obligations of every kind and nature, whether they are now known or unknown, suspected or unsuspected, discovered or undiscovered, arising at any time prior to and including the date I sign this General Release ("Release").  This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, claims for any form of equity or compensation, or claims under the BroadVision, Inc. Severance Benefit Plan.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil code, and any law or legal principle of similar effect in any jurisdiction: Section 1542 provides: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA").  I also acknowledge that the consideration given for the waiver in the above paragraphs is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with my attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed by me ("Effective Date").

Agreed:

Andrew Nash

Date:

EXHIBIT C

SUMMARY OF RELOCATION PACKAGE

The decision to relocate presents an exciting and challenging opportunity both for you and the Company.  The Company recognizes that relocating may produce some unexpected expenses and challenges.  To assist in meeting these challenges, we provide professional assistance to guide you and financial assistance to help with reasonable expenses associated with your move.  As part of the hiring package, you are eligible for the greater of all benefits provided under Tier 3 of the BroadVision relocation package, or what is listed below.

In addition to the benefits set forth under the Tier 3 policy, BroadVision will also provide the following:

Cash Resettlement Allowance — $4,000 to cover all moving expenses, to be grossed up for federal and state income taxes and FICA and medicare

Pre-move House-hunting Trip — Four house hunting trips for a total of twelve days

New Home Purchase Closing Costs — pursuant to the terms set forth in the policy, the company will reimburse the greater of $2,000 or actual closing costs to be grossed up for federal and state income taxes and FICA and medicare

Shipping Your Household Goods — pursuant to the terms set forth in the policy, the company will pay for the shipment of household goods from old location to new location.  BroadVision will also pay for the insurance of your household goods up to a value of $250,000.

Temporary Storage — actual costs associated with the storage of personal household goods.

Home Sale — Customary seller costs including real estate agent selling expenses.

The Tier Three package is designed to provide for the fair and uniform treatment of all employees.  If, for whatever reason, exceptions to this policy or the terms set forth in this letter are granted, they must be pre-approved in writing.

Because of the extensive cost to the company resulting from relocation, you will be required to sign the Relocation Repayment Agreement before any expenses are incurred.  By executing this Agreement, you are agreeing to repay the Company the cost of relocation if you voluntarily reign, or are terminated for cause, within twenty-four (24) months of the effective move date.  Upon termination, any outstanding amounts due for salary, bonuses, commissions, reimbursement,. vacation pay, etc. will be applied to the amount owed for relocation expenses.  If withholding compensation does not cover the total amount owed, a repayment program will be designed for the remainder of the expenses due the Company.  If there is a change in control as previously defined in this amount owed for relocation expenses.  If withholding compensation does not cover the total amount owed, a repayment program will be designed for the remainder of the expenses due the Company.  If there is a change in control as previously defined in this letter and your role or employment is affected as a result of a CIC, you are not required to repay these moving expenses.  The repayment schedule is as follows:

Month 1-12	100% repayment
Month 13-24	50% repayment

EXHIBIT D

RELOCATION PACKAGE OVERVIEW

BROADVISION INC.

ANDREW NASH

Relocation Package Overview

May 9, 2002

Policy Element	Tier Three (Director level or above)
Cash Resettlement Allowance	$4,000 to cover all other moving expenses (and those not specifically reimbursed). Paid in advance, with no receipts required.
Pre-move House-hunting Trip	Four house hunting trips for up to 12 days for employee and dependents. Reimbursement for airfare (economy class) and normal business travel expenses.
Travel to new location	Airfare for employee and dependents OR reimbursement for mileage (most direct route) and en-route lodging.
Household Goods shipment	Through Company preferred vendor.
Car shipment	Up to 2 cars
Temporary Lodging	60 days maximum
Meals	Not reimbursed
Car Rental	Until car arrives or 30 days — whichever occurs soonest
Home Sale

Buyer Value Option program through third party provider (tax effective home sale program).
Dual housing assistance — reimbursement of the lesser of two mortgages, for up to three months.  This includes customary seller's costs including real estate agent selling expenses.

Tax Assistance? If so, which items?	Relocation expenses grossed up.
Repayment Terms	100% within one year, 50% within 2 years
Other benefits?	Third party relocation company to assist with relocation
Rental Assistance	Yes, through third party vendor
New Home Purchase Closing Costs (Best Practice)	Reimbursement of the greater of $2,000 or actual closing costs.